Russell E. Anderson, CPA

Russ Bradshaw, CPA

William R. Denney, CPA

Exhibit 16.1

September 17, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Trafalgar Resources, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Trafalgar Resources, Inc. dated on or about September 17, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Sincerely,

/s/William R. Denney

William R. Denney

Anderson Bradshaw PLLC

cc: Trafalgar Resources, Inc.

12587 South 1745 East

Draper, UT 84020

5296 S. Commerce Dr

Suite 300

Salt Lake City, Utah 84107

USA

(T) 801.281.4700

(F) 801.281.4701

abcpas.net